EXHIBIT 10.11
AMENDED AND RESTATED
MASTER AGREEMENT OF PURCHASE AND SALE
BETWEEN
THE MAYOR AND ALDERMEN
OF THE CITY OF VICKSBURG, MISSISSIPPI
AND
COLUMBIA PROPERTIES VICKSBURG, LLC,
A MISSISSIPPI LIMITED LIABILITY COMPANY

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AMENDED AND RESTATED
MASTER AGREEMENT OF PURCHASE AND SALE
     This Amended and Restated Master Agreement of Purchase and Sale (this “Agreement”) is made and entered into by and between THE MAYOR AND ALDERMEN OF THE CITY OF VICKSBURG, MISSISSIPPI (“City”), and COLUMBIA PROPERTIES VICKSBURG, LLC, a Mississippi limited liability company (“Columbia”).
RECITALS:
     A. The City implemented a master riverfront redevelopment plan for downtown Vicksburg which included a riverboat casino and a hotel initially owned by Harrah’s Vicksburg Corporation. The City and Harrah’s entered into a Master Agreement for Purchase and Sale dated January 21, 1993, and recorded in Book 978, page 366 of the Warren County Mississippi Land Records. For and in consideration of the mutual promises and covenants set forth herein the City and Columbia desire to modify certain provisions of the original Master Agreement for Purchase and Sale.
     B. Columbia desires to operate a riverboat casino and hotel as part of the City’s riverfront redevelopment plan for downtown Vicksburg.
DEFINITIONS
Capitalized terms found herein shall have the meaning ascribed to them in the Master Agreement of Purchase and Sale, dated January 21, 1993, between The Mayor and Aldermen of the City of Vicksburg, Mississippi and Harrah’s Vicksburg Corporation, unless defined herein.
     The following defined terms shall have the stated meanings for the entire Agreement unless otherwise specifically stated in the Agreement itself:
     “Agreement” shall mean this Amended and Restated Master Agreement of Purchase and Sale made and entered into by and between The Mayor and Aldermen of the City of Vicksburg, Mississippi and Columbia Properties Vicksburg, LLC, a Mississippi limited liability company.
     “Bankruptcy Proceedings” shall mean any proceeding involving a party to this Agreement under the United States Bankruptcy Code or any similar state or federal statute for the relief of debtors.
     “Casino Opening Date” shall mean that specific date on which the Casino commenced operations in Mississippi: November 15, 1993.

     “Casino Support Facilities” shall mean the pavilions, walkways, boardwalks, and docking facilities required to bring customers from the Hotel to the Riverboat Casino, the City Garages, and related facilities.
     “Casualty” shall mean any damage or destruction affecting (i) the Casino Support Facilities; or (ii) the Riverboat Casino, the Second Riverboat Casino or a substitute riverboat casino.
     “City Garages” shall mean the two parking garages containing 800 parking spaces owned by Columbia.
     “City Property” shall mean Tract 12, the Crawford Street Property, Tract 11, Tract 39, Air Right Property, Tract 15, Tract 63 and the Second Riverboat Property, formerly owned by the City and sold to Harrah’s. See attached Exhibit “A”.
     “Columbia Sussex Corporation, Inc. (“CSC”)” shall mean that specific company which is providing a guaranty on behalf of Columbia in this transaction.
     “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, United States City Average, all items (1982-1984 = 100). If such index is no longer published, then Columbia shall designate a successor or replacement index of substantially equivalent reliability and objectivity. The Consumer Price Index in effect for any given date shall be deemed to refer to the Consumer Price Index last published before such date.
     “Effective Date” shall mean that date upon which the Amended and Restated Master Agreement of Purchase and Sales has been fully executed and delivered by Columbia and the City.
     “Event of Default” shall mean the occurrence of any one or more of the circumstances set forth in Section 10.03 arising in relation to the Shoreside Facilities Sites after the Transfer Date (subject to the rights of mortgagees set forth herein).
     “Fiscal Month” shall mean Columbia’s actual fiscal month as in effect from time to time. Such term shall also mean and refer to any partial fiscal month arising because of a change in Columbia’s fiscal month, subject to proration of any periodic payments calculated on the basis of a Fiscal Month.
     “Fiscal Year” shall mean Columbia’s actual fiscal year as in effect from time to time. Such term shall also mean and refer to any partial fiscal year arising because of a change in Columbia’s fiscal year or because of a variation between the commencement date of Columbia’s fiscal year and the date when Columbia is required to commence to pay the Percentage Amount calculated with respect to each Fiscal Year (in each case subject to proration of any periodic payments calculated on the basis of a Fiscal Year).
     “Fixed Amount” shall mean the amount payable by Columbia to the City, defined as $562,939.56 per annum, adjusted annually by the Consumer Price Index, with the base year being 2003. The annual adjustment will be calculated as of December 1st.
     “Force Majeure” shall mean an event of force majeure shall include, but not be limited to, acts of war, insurrection, civil strife and commotion, labor unrest, acts of God or the discovery of Hazardous Chemicals.
     “Gross Revenues” shall mean all revenues of any nature derived directly or indirectly from the Casino Support Facilities and the Riverboat Casino, including Net Gaming Revenue Win, as defined, food and beverage sales and other rental or other receipts from lessees, sublessees, licensees and concessionaries (but not the gross receipts of such lessees, sublessees, licensees or concessionaires, provided that such lessees, sublessees, licensees and concessionaires are not subsidiaries or affiliates of Columbia), and revenue recorded for complimentary food and beverage and merchandise extended to patrons as promotional items. The revenue from the City Garages and the hotel rooms are hereby specifically excluded from the calculation of Gross Revenues.
     “Harrah’s Vicksburg Corporation” or “Harrah’s” shall mean that corporation licensed by the Mississippi Gaming Commission and operating the facilities that are the subject of this Agreement and a party to the original Master Agreement prior to the Transfer Date.
     “Hazardous Chemical” shall mean any toxic or hazardous substance as defined in 42 U.S.C. § 9601(14); any petroleum product, including, without limitation, crude oil or any fraction thereof, natural gas liquid, liquefied natural gas or synthetic gas, asbestos and other pollutants, and any chemical subject to reporting under EPCRKA; has attached to (or been asserted to exist with respect to) the Hotel Site by reason of any state, federal or local agency or body expending monies to clean up or remove any substance referred to in Section 11.01(r).
     “Hotel” shall mean the Hotel adjacent to the riverboat Casino which contains 117 rooms and various other related facilities.
     “Net Gaming Revenue Win” shall mean the sum total of (a) cash received as winnings from slot machines, table games, keno, sportsbook, racebook, poker bingo and other games; (b) cash received in payment for credit extended by Columbia to a patron for purposes of gaming; and (c) compensation received for conducting any game in which Columbia is not party to a wager; less the total of all cash paid out as losses to patrons, those amounts paid to purchase annuities to fund losses paid to patrons over several years by independent financial institutions and any other items made deductible as losses in the ordinary course of business according to Columbia’s standard accounting system.

     “Net Revenues” shall mean Gross Revenues, as defined, less the following revenues actually received by Columbia and included in Gross Revenues: (i) any gratuities or service charges added to a customer’s bill; (ii) any credits or refunds made to customers, guests or patrons; (iii) any sums and credits received by Columbia for lost or damaged merchandise; (iv) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from patrons and passed on to a governmental or quasi-governmental entity (This is specifically not intended to create a deduction for any state, county or municipal tax on gaming revenues or gaming equipment which are imposed on the operator of a gaming facility.); (v) any proceeds from the sale or other disposition of furnishings and equipment or other capital assets; (vi) any fire and extended coverage insurance proceeds; (vii) any condemnation awards; (viii) any proceeds of financing or refinancing; (ix) any interest on bank account(s); and (x) revenues representing complimentary food and beverage and merchandise extended to patrons as promotional items.
     “Percentage Amount” shall mean the 1.5 percent (1.5%) of Net Revenues Columbia agrees to pay the City annually in addition to the Fixed Amount.
     “Prime Rate” shall mean the prime rate or equivalent “base” or reference” rate for corporate loans that, at Columbia’s election, by notice to the City, is: (a) published from time to time in The Wall Street Journal; (b) announced from time to time by Citibank, N. A., New York, New York, or any other large United States “money center” commercial bank designated by Columbia; or (c) if such rate is no longer so published or announced, then a reasonably equivalent rate published by an authoritative third party designated by Columbia, subject to the City’s consent which shall not be unreasonably withheld. Notwithstanding anything to the contrary in this paragraph, the Prime Rate shall never exceed the highest rate of interest legally permitted to be charged in transactions of the character of this Agreement between parties of a character similar to the City and Columbia.
     “Riverboat Casino” shall mean a riverboat casino containing approximately 20,000 square feet of casino space and approximately 900 gaming positions which will be docked or moored in and connected with the Casino Support Facilities.
     “Second Riverboat Casino” shall mean that certain riverboat casino located or to be located on the Second Riverboat Property. The exterior of the Second Riverboat Casino shall resemble the paddlewheel or side wheel riverboats that were an integral part of the Mississippi riverboat history.
     “Second Riverboat Property” shall mean that certain additional 450 feet of tract 63 along the floodwall as generally depicted on Exhibit “A” which property shall be adjacent to that certain waterfront property defined as Tract 63 herein, on which the Riverboat Casino will be docked.

     “Shoreside Facilities Sites” shall mean, collectively, Tracts 11 and 39, Tract 15, Tract 63, the Second Riverboat Property, Air Right Property, and Selby Property, subject to the City’s reversionary rights.
     “Transfer Date” shall mean the date upon which the Riverboat Casino, Second Riverboat Casino and any substitute riverboat casino; Hotel; Casino Support Facilities; and all other properties and facilities contemplated in the Agreement are transferred from the Harrah’s Vicksburg Corporation to Columbia.
     “Transfer of Ownership” shall mean that transfer of the Riverboat Casino, Second Riverboat Casino and any substitute riverboat casino; Hotel; Casino Support Facilities; and all other properties and facilities contemplated in the Agreement that are transferred from Harrah’s Vicksburg Corporation to Columbia.
     “Waiver of Subrogation” shall mean a provision in, or endorsement to, any insurance policy required by this Agreement, by which the insurance carrier agrees to waive all rights of recovery by way of subrogation against either party to this Agreement in connection with any loss covered by such insurance policy.
A G R E E M E N T:
     IN CONSIDERATION OF THE SUMS TO BE PAID BY COLUMBIA TO THE CITY, THE COVENANTS, AGREEMENTS AND WARRANTIES OF THE PARTIES HEREIN CONTAINED, AND IN CONSIDERATION OF THE RECITALS SET FORTH ABOVE, WHICH ARE HEREBY INCORPORATED AS PART OF THIS AGREEMENT BY REFERENCE, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE CITY AND COLUMBIA AGREE AS FOLLOWS:
ARTICLE 1
     Section 1.01 Columbia’s Payments to the City Upon Transfer of Riverboat Casino.
                    Section 1.01.1. Amount of Payments. In consideration for Columbia’s acquisition of fee simple title subject to the City’s reversionary interest therein to Tracts 11 and 39, Tract 15, Tract 63, the Second Riverboat Property, the Selby Property and the Air Right Property, and in consideration for the City granting Columbia the exclusive casino development on City-owned or leased property, upon the transfer of ownership of the Riverboat Casino (“Transfer Date”) and continuing until the date 30 years thereafter, Columbia agrees to pay the City $562,939.56 per annum adjusted annually by the Consumer Price Index, as defined, with the base year being the calendar year of the Transfer Date (2003) (“Fixed Amount”), plus 1.5 percent (1.5%) of Net Revenues, as term is defined, (“Percentage Amount”). The Percentage

Amount shall be payable monthly, on the 20th of the month, and is based on the preceding month’s revenue. Inasmuch as amounts due the City will be prorated between Columbia and Harrah’s on the Transfer Date, Columbia shall pay the Percentage Amount for the entire month that the Transfer Date occurs, including that portion applicable to Harrah’s. Columbia shall also pay the Percentage Amount due for the month preceding the Transfer Date if the Transfer Date is on or prior to the 20th of the month.
          Section 1.01.2. Timing and Reporting of Payments. Columbia shall pay the Fixed Amount in equal monthly installments in advance on the twentieth (20th) day of each Fiscal Month, as defined, with the first payment becoming due the month that the Transfer Date occurs if the Transfer Date is prior to the 20th of the month. If the Transfer Date is on or after the 20th, then the first payment shall be made the 20th of the following month.
          Section 1.01.3. Means of Payment. Columbia shall pay all amounts payable to the City under Section 1.01 by either of the following, at Columbia’s election, which election Columbia may change from time to time by at least thirty (30) days notice to the city: (a) good and sufficient check (subject to collection) delivered to the City; or (b) wire transfer to the City’s bank account, which the City shall identify to Columbia upon request (and the City shall have the right to change from time to time by at least thirty (30) days notice to Columbia).
          Section 1.01.4. Columbia’s Accounting Records. Columbia shall maintain (in Vicksburg or at a central accounting location identified to the City upon request) accounting records and procedures complying with Columbia’s accounting standards to enable Columbia to calculate any Percentage Amount due. Columbia shall preserve Columbia’s books and records relating to each Fiscal Year, as defined, for at least three (3) years after the end of such Fiscal Year. If at the conclusion of such three-year period a dispute is pending between the City and Columbia regarding the amount of Net Revenues, then Columbia shall continue to preserve such records pending the final disposition of such dispute. Columbia shall not be responsible for any of Harrah’s accounting records. Any information regarding Harrah’s accounting, desired by the City, shall be requested, by the City, directly from Harrah’s prior to the Transfer Date.
     Section 1.01.5. City’s Right to Audit. Within (and in no event later than) one hundred eighty (180) days after the end of each Fiscal Year, the City shall be entitled to cause a certified public accountant designated by the City (and approved by Columbia, such approval not to be unreasonably withheld) to audit Columbia’s books and records relevant to the calculation of Net Revenues reported by Columbia during the preceding Fiscal Year. Any audit shall be performed in a reasonable manner, during ordinary business hours and without unreasonably interfering with Columbia’s business. If such audit reveals that Net Revenues were understated, then within thirty (30) days after receipt of the audit with appropriate backup documentation, Columbia shall pay the net additional Percentage Amount due on account of the audit corrections. If such audit reveals that Net Revenues were overstated, then Columbia shall be entitled to a credit against the next payment(s) of the Percentage Amount in an amount equal to the previous overpayment revealed by the audit corrections. Any adjusting payment on account of previous overpayment or underpayment shall bear interest at the Prime Rate, as defined, from the date it would have been paid (or the date of Columbia’s previous overpayment, if applicable) had Columbia’s annual statement been correct until the date actually paid or credited. If Percentage Amount was understated by more than 5 percent (5%), then Columbia shall pay the reasonable cost of such audit; otherwise the audit shall be conducted at the City’s expense.
          Columbia hereby agrees to permit the City to obtain from the state of Mississippi copies of any of its filings in relation to the development described herein, including the sales tax, gross revenues tax and any other tax-related information. Columbia hereby authorizes the state of Mississippi tax commission or other applicable governmental entity to release such information as requested in writing by the City. The City shall provide Columbia with a copy of any request made for the above described information.
          Section 1.01.6. INTENTIONALLY OMITTED
          Section 1.01.7. Late Payment. If Columbia makes any payment required under this Section 1.01 more than thirty (30) days after such payment is first due and payable, then in addition to any other remedies the City may have, and without reducing or adversely affecting any of the City’s other rights and remedies, Columbia shall pay the City, within thirty (30) days after demand, interest on such late payment, at an interest rate equal to the Prime Rate, beginning on the thirty-first (31st) day after such payment was first due and payable and continuing until the date when Columbia actually makes such payment. If Columbia makes any payment due under this Section 1.01 more than thirty (30) days after such payment is due and Columbia has, during the preceding Fiscal Year, twice previously failed to make any payment due under this Section 1.01 within thirty (30) days after such payment was first due and payable, then, in addition to any other remedies the City may have, and without reducing or adversely affecting any of the City’s other rights and remedies, Columbia shall within thirty (30) days after demand pay the City interest on such late payment, at an interest rate equal to the Prime Rate, beginning on the date such payment was first due and payable and continuing until the date when Columbia actually makes such payment.
ARTICLE 2
SHORESIDE FACILITIES SITES DEVELOPMENT
     Section 2.01. Shoreside Facilities Sites Development.
     The City shall give Columbia its full cooperation and shall cause its employees and representatives to assist Columbia in applying for and obtaining any re-zoning, licensing, and permitting processes required by the municipality for the development of the Casino Support Facilities on the Shoreside Facilities Sites to be undertaken in an expeditious manner.
     If Columbia so elects, the City, at Columbia’s expense, will either apply for or jointly apply for with Columbia all U.S. Army Corps of Engineers permits required to undertake the dredging and construction activity on the Yazoo River necessary to continue to dock the riverboat casino and related facilities. Upon the reversion of fee simple title to the City, any U.S. Army Corps of Engineers permits or licenses received in relation to the Casino Support Facilities which are assignable or transferable shall be assigned or transferred by Columbia to the City.
     Section 2.02. Columbia’s Right to Perform Alterations and Construct Additions to Casino Support Facilities. At Columbia’s sole cost and expense, Columbia shall be entitled, but not required, to make and from time to time alter, modify or reconstruct any improvements, repairs or alterations to the Casino Support Facilities as Columbia shall consider necessary or appropriate. Columbia, at its sole cost and expense, shall have the right to add facilities to the Casino Support Facilities or on the Shoreside Facilities Sites. Columbia shall have the right to demolish existing Casino Support Facilities provided that the demolished Casino Support Facilities are replaced with Casino Support Facilities of comparable value to those demolished. In the event Columbia desires to demolish all or a part of the Casino Support Facilities and not replace such Casino Support Facilities with new Casino Support Facilities of a comparable value, Columbia shall obtain the written approval of the City prior to the commencement of demolition. Columbia shall perform all construction work in connection with any improvement, repair or alteration to the Casino Support Facilities or additions on the Shoreside Facilities Sites in substantial compliance with all applicable laws, permits, regulations, licenses and codes.
     When alterations or additions are made to the Casino Support Facilities, an “As Built” set of plans reflecting such alterations or additions shall be delivered to the City after such alterations and additions are completed.
     The City has agreed to close that portion of South Street where Columbia owns both sides of the street. Columbia will file a petition to close that portion of South Street, reserving access rights to the floodwall and gates to meet the City’s obligation under its agreement with the U.S. Army Corps of Engineers. The City agrees to assist Columbia in filing any such petition. The City further agrees to assist Columbia with any additional petition to close the streets.
     Section 2.03. Floodwall. Columbia agrees to keep the floodwall gates on Tract 15, Tract 63 and the Second Riverboat Property open and accessible to the City so that said floodwall gates can be closed by the City in the event of high water. Columbia furthermore agrees to give the City access over the Shoreside Facilities Sites to the floodwall located on the Shoreside Facilities Sites to perform maintenance and repair on said portion of the floodwall. Until such time as the Second Riverboat Property is utilized for the Second Riverboat Casino, the Clay Street entrance at the floodwall shall remain open for public vehicular and pedestrian use. It is not the intention of the parties to covey the strip of land on which the floodwall actually sits.
     Section 2.04. Columbia’s Obligation to Maintain Casino Support Facilities. Columbia agrees to maintain the Casino Support Facilities, as periodically altered or constructed, in good order, condition and repair subject to Casualty, as defined, and reasonable wear and tear.

     Section 2.05. Insurance.
          Section 2.05.1. Columbia to Insure. Columbia shall, at Columbia’s sole cost and expense, prior to reversion of the Shoreside Facilities Sites and the Casino Support Facilities located thereon to the City, maintain the following insurance (or its then reasonably available equivalent):
               Section 2.05.1.1. Casualty. Casualty insurance providing coverage for the Shoreside Facilities Sites and Casino Support Facilities and all equipment, fixtures, and machinery at or in the Casino Support Facilities, against loss, damage, and destruction by fire and other hazards encompassed under broad form coverage as may be customary for like properties in Warren County in the state of Mississippi (but Columbia shall in no event be required to maintain war risk insurance) from time to time, in an amount not less than 80 percent (80%) of the replacement value of the insurable buildings, structures, improvements and equipment (excluding excavations and foundations) located on the Shoreside Facilities Sites, but in any event sufficient to avoid co-insurance in the event of a partial loss. To the extent customary for like properties at the time, such insurance shall include coverage for explosion of steam and pressure boilers and similar apparatus located in the Casino Support Facilities; an “increased cost of construction” endorsement; and an endorsement covering demolition and cost of debris removal.
               Section 2.05.1.2. Liability. General public liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Casino Support Facilities or on the Shoreside Facilities Sites, including so-called garage keeper’s legal liability coverage. The coverage under all such liability insurance shall be at least TEN MILLION DOLLARS AND 00/100 ($10,000,000) in respect of injury or death to a single person, and at least TEN MILLION DOLLARS AND 00/100 ($10,000,000), in respect of any one accident, and not less than TEN MILLION DOLLARS AND 00/100 ($10,000,000) for property damage. The City shall be entitled, from time to time, upon one hundred eighty (180) days notice to Columbia to increase the dollar limits set forth in this paragraph, subject to the following limitations, which shall be cumulative: (a) such increased limits shall never exceed the limits initially set forth plus an increase proportionate to the increase in the Consumer Price Index from the Casino Opening Date to the date of the adjustment, rounded to the nearest million dollars; (b) such limits shall never exceed the limits customarily maintained for similar commercial properties located in Warren County; and (c) the City shall not be entitled to increase such limits more frequently than once every three (3) years.
               Section 2.05.1.3. Workers’ Compensation.
               Workers’ compensation insurance covering all persons employed in connection with the construction, alteration, repair or operation of the Casino Support Facilities, and with respect to whom any claim could be asserted against the City.

               Section 2.05.1.4. Other. All insurance required by any mortgage and such other insurance as Columbia determines appropriate in exercise of Columbia’s reasonable business judgment.
          Section 2.05.2. Nature of Insurance Program. Any or all insurance required by this Agreement may be provided by a “captive” insurance company affiliated with Columbia or, by notice to the City specifying the risks being covered by self-insurance, through a self-insurance program provided, in the latter case, that the self-insuring entity is (a) an affiliate or subsidiary of Columbia or its parent company; or (b) any other substantial entity that, in the City’s reasonable judgment, has sufficient assets and net worth under the circumstances.
          Section 2.05.3. Policy Requirements and Endorsements. All insurance policies required by this Agreement shall contain (by endorsement or otherwise) the following provisions:
               Section 2.05.3.1. Additional Insureds. To the extent consistent with ordinary insurance practices, liability insurance policies shall name as additional insured the City and any mortgagees.
               Section 2.05.3.2. Primary Coverage. All policies shall be written as primary policies not contributing with or in excess of any coverage that the City may carry.
               Section 2.05.3.3. Columbia’s Acts or Omissions. Each policy shall include, if available without additional cost, a provision that any act or omission of Columbia shall not prejudice any other party’s rights (other than Columbia) under such insurance coverage.
               Section 2.05.3.4. Insurance Carrier Standards. Each insurance carrier shall be authorized to do business in the state of Mississippi and shall have a “Best’s” rating of at least A VII, except to the extent such insurance is provided in compliance with this Agreement by an affiliated “captive” insurance company or pursuant to Columbia’s self-insurance program.
               Section 2.05.3.5. Notice to the City. The insurance carrier shall undertake to give the City thirty (30) days prior written notice of cancellation or non-renewal, other than on account of nonpayment of premiums, provided that (except in the case of a “captive” insurance carrier) failure to give such notice shall not adversely affect the rights or increase the obligations of the insurance carrier.
          Section 2.05.4. Deliveries to the City. Upon notice to such effect by the City, Columbia shall deliver to the City policies or certificates or certified copies of the insurance policies required by this Agreement, endorsed “Paid” or accompanied by other evidence that the premiums for such policies have been paid before the expiration of any then current policy.

          Section 2.05.5. Blanket and Umbrella Policies. Columbia may provide any insurance required by this Agreement pursuant to a “blanket” or “umbrella” insurance policy, provided that (i) such policy or a certificate of such policy shall specify the amount(s) of the total insurance allocated to the Shoreside Facilities Sites and Casino Support Facilities, which amount(s) shall be subject to reduction on account of claims made with respect to other properties; and (ii) such policy otherwise complies with this Agreement.
          Section 2.05.6. Columbia’s Inability to Obtain Insurance. If (a) any insurance required by this Agreement should, after diligent effort by Columbia, be unobtainable at commercially reasonable rates through no act or omission by Columbia; and (b) Columbia shall obtain the maximum insurance reasonably obtainable and give written notice to the City of the extent of Columbia’s inability to obtain any insurance required to be maintained under this Agreement, then unless Columbia’s inability to procure and maintain such insurance results from some activity or conduct within Columbia’s reasonable control, Columbia’s obligation to procure and maintain such insurance as is unobtainable shall be excused. To the extent that such insurance may be obtainable by the City at a cost per million dollars of coverage not exceeding 110 percent (110%) of the cost per million dollars of coverage of the insurance of the same type actually obtained by Columbia, the City may (unless Columbia has elected to self-insure, in compliance with this Agreement, the risk in question) at Columbia’s cost and expense procure and maintain such insurance, which shall be issued in Columbia’s name and otherwise comply with all applicable requirements of this Agreement.
          Section 2.05.7. Waiver of Certain Claims. To the extent that the City or Columbia purchases any hazard insurance relating to the Casino Support Facilities, the party purchasing such insurance shall attempt to cause the insurance carrier to agree to a Waiver of Subrogation, as defined. If any insurance policy cannot be obtained with a Waiver of Subrogation, or a Waiver of Subrogation is obtainable only by the payment of an additional premium, then the party undertaking to obtain the insurance shall give notice of such fact to the other party. The other party shall then have ten (10) business days after receipt of such written notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will issue the insurance with a Waiver of Subrogation at no additional cost, or to agree to pay the additional premium if such a policy can be obtained only at additional cost. To the extent that the parties actually obtain insurance with a Waiver of Subrogation, the parties release each other, and their respective authorized representatives, from any claims for damage to any person, the Casino Support Facilities, that are caused by or result from risks insured against under such insurance policies, but only to the extent of the available insurance proceeds.
          Section 2.05.8. No Representation of Adequate Coverage. Neither party makes any representation, or shall be deemed to have made any representation, that the limits, scope, or form of insurance coverage specified in this Section 2.05 are adequate or sufficient.
     Section 2.06. Damage or Destruction.

          Section 2.06.1. Notice; No Payment Abatement. Columbia shall promptly give the City written notice of any Casualty, as defined. The monthly Fixed Amount and the Percentage Amount to be paid by Columbia during the period operations are completely or partially closed due to Casualty shall be the average monthly payment adjusted by the CPI of the Fixed Amount and Percentage Amount paid by Columbia during the twelve (12) month period preceding the complete or partial closing of operations in lieu of the Fixed Amount or Percentage Amount actually earned during such period, unless the amount actually earned is greater than the amount calculated in accordance with the above procedure. Columbia shall, at its election (subject to the terms of any applicable mortgages), either: (a) with reasonable promptness restore the damaged improvements as nearly as may be practicable to their condition, quality, and class immediately prior to such Casualty, with such changes or alterations (including demolition) as Columbia shall elect to make in conformity with this Agreement; or (b) terminate this Agreement, by at least thirty (30) days advance notice to the City, in which event the Casino Support Facilities and Shoreside Facilities Sites shall revert to the City, and assign to the City all of Columbia’s rights with respect to insurance proceeds arising from the Casualty. In the event Columbia elects “b,” Columbia shall remain liable for the payment of a termination fee calculated in accordance with the procedure set forth in Section 7.01. Columbia’s election to terminate under “b” shall not be effective unless joined in by all mortgagee(s) whose mortgage(s) grant them the power to withhold consent to such termination. If Columbia elects “b,” then the City shall have the right, by notice to Columbia within ten (10) business days after receipt of Columbia’s notice, to require Columbia to cause the remaining improvements to be demolished and the debris removed, so that the Shoreside Facilities Sites are returned to the City as vacant and level land. The parties shall cooperate to make available the insurance proceeds for such demolition work, which Columbia shall perform with reasonable promptness but the completion of which shall not be a condition to termination of this Agreement and the reversion of the Shoreside Facilities Sites to the City. Any remaining insurance proceeds after performance of such demolition work shall belong to the City.
     In the event the buildings, structures, improvements and equipment were insured for less than 80 percent (80%) of their replacement value, Columbia shall fund the difference between the actual insurance proceeds received and the amount that would have been received had the buildings, structures, improvements and equipment been insured for 80 percent (80%) of their replacement value.
          Section 2.06.2. Adjustment of Claims; Use of Insurance Proceeds. Columbia shall be solely responsible for the adjustment of any insurance claim, except that, to the extent permitted by any mortgage, each mortgagee is expressly authorized and empowered to participate in any settlements, adjustments, arbitrations or proceedings with respect to any insurance claim. All proceeds of casualty or hazard insurance shall be paid to Columbia, subject to rights of mortgagees.
          Section 2.06.3 Depository. Upon request by any mortgagee (subject to the terms of the applicable mortgage), all proceeds in excess of ONE MILLION DOLLARS AND 00/100

(1,000,000) of casualty insurance permitted by the mortgage to be applied by Columbia to rebuild, restore or repair the Casino Support Facilities shall be deposited with an institutional lender designated by Columbia and the mortgagee, to be disbursed in accordance with mortgage(s) for the repair, restoration or reconstruction of the Casino Support Facilities.
     Section 2.07. Quiet Enjoyment. The City covenants that, so long as the City is not entitled to the reversion of the Shoreside Facilities Sites on account of an Event of Default, as defined, or termination by Columbia, Columbia shall and may peaceably and quietly have, hold and enjoy the Shoreside Facilities Sites and the Casino Support Facilities without molestation or disturbance by or from the City or anyone claiming by or through the City.
ARTICLE 3
CITY GARAGES
     Section 3.01. City Garages. Columbia shall have the right to make such alterations to the City Garages as it deems appropriate (i) to permit access to the Hotel and Casino Support Facilities; and (ii) to improve their efficiency; provided, however, Columbia shall obtain the approval of the City prior to making any structural alterations to the City Garages. The City’s approval of such structural alterations shall not be unreasonably delayed or withheld.
     The City hereby approves and agrees to permit Columbia to make new entrances from the City Garages directly on to the public alley behind the City Garages which comprise part of Tracts 35 and 38.
     The City hereby agrees to permit Columbia to construct additional levels of parking on top of the existing City Garages provided that such additional levels can be safely added without adversely affecting the structural integrity of the existing City Garages.
     Columbia agrees at all times to permit public access to the City Garages for parking. The parking fee charged, if any, by Columbia for use of the City Garages shall be the same to all customers.
     Columbia agrees to allocate 75 (seventy five) parking spaces in a designated area selected by Columbia in the City Garages to the City for use by the merchants along Washington Street and employees of the City Monday through Saturday from 7 A.M. to 7 P.M. Said individuals shall be charged at a rate established by the City.
ARTICLE 4
INITIAL RIVERBOAT CASINO
     Section 4.01. Initial Riverboat Casino. After the Transfer Date, Columbia shall operate and maintain a riverboat casino containing approximately 20,000 square feet of casino space and approximately 900 gaming positions, which will be docked or moored in and connected with the Casino Support Facilities.
     At no time shall the Riverboat Casino, a Second Riverboat Casino, as hereinafter defined, or substitute riverboat casino be considered the property of the City. The City hereby agrees that it shall have no right, title or interest in the Riverboat Casino, a Second Riverboat Casino or substitute riverboat casino. All benefits and burdens of ownership of the Riverboat Casino, a Second Riverboat Casino or substitute riverboat casino (except for City’s right to a percentage of the revenues generated by the Riverboat Casino, a Second Riverboat Casino or substitute riverboat casino while docked at the Casino Support Facilities) shall be and remain with Columbia. Columbia or a Columbia’s affiliate(s) shall have the unrestricted right to obtain financing by granting lenders a mortgage or security interest in the Riverboat Casino, a Second Riverboat Casino or substitute riverboat casino; the equipment and supplies located on the Riverboat Casino, a Second Riverboat Casino or substitute riverboat casino; and the income and revenues generated by the Riverboat Casino, a Second Riverboat Casino or substitute riverboat casino (except any interest in such income and revenue shall be subject to the City’s right to receive a percentage of the revenues generated by the Riverboat Casino, a Second Riverboat Casino or substitute riverboat casino while docked at the Casino Support Facilities). Columbia may, from time to time, substitute a different riverboat casino from the original Riverboat Casino or Second Riverboat Casino constructed for the Casino Support Facilities; provided that the substitute riverboat casino contains at least the same number of gaming positions and complies with the same exterior design requirements described above.
ARTICLE 5
ADDITIONAL COLUMBIA RIVERBOAT CASINO
     Section 5.01. Additional Columbia Riverboat Casino. Upon the Transfer Date, the City shall re-convey to Columbia’s fee simple title, subject to the City’s reversionary interest in said property, that certain additional 450 feet of Tract 63 along the floodwall as generally depicted on Exhibit “A” which property shall be adjacent to that certain waterfront property defined as Tract 63 herein, on which the Riverboat Casino will be docked. Said additional 450 feet of waterfront property shall be referred to as the “Second Riverboat Property.” Columbia, at its expense, shall obtain, prior to the Transfer Date, a survey of the Second Riverboat Property and a legal description of the Second Riverboat Property.
     (NOTE: PLEASE SEE DEFINITIONS SECTION FOR SECOND RIVERBOAT CASINO-PARAGRAPH WAS MOVED NOT OMITTED)
On the Transfer Date, Columbia shall lease the Second Riverboat Property back to the City for a rental payment of ONE DOLLAR AND 00/100 ($1.00) per year. The City shall have the right to use the Second Riverboat Property in the manner it was being used as of the Effective Date.

     At such time as Columbia decides to operate a Second Riverboat Casino, it shall have the right, upon one hundred twenty (120) days notice to the City, to terminate the City’s lease. Upon the substantial completion and opening of the Second Riverboat Casino, Columbia shall pay the City FOUR HUNDRED FIFTY THOUSAND DOLLARS AND 00/100 ($450,000), adjusted by the CPI, with the base year being the calendar year in which the Casino Opening Date occurs plus 1.5 percent (1.5%) of the Second Riverboat Casino’s Net Revenues.
     Prior to commencing the construction of the mooring and docking facility for the Second Riverboat Casino, Columbia shall, at its expense, on land owned by the City at the northern end of the Second Riverboat Property, construct, if the City so desires, a similar docking, mooring and landing structure as existed as of the Effective Date on the Second Riverboat Property to be used by the various passenger riverboats which periodically stop at the City of Vicksburg and the general public. The City and the general public shall have access through the floodwall at some point to such new docking and mooring structure.
     The facilities constructed on the Second Riverboat Property shall be included in the definition of Casino Support Facilities and the Second Riverboat Property shall be considered part of the Shoreside Facilities Sites.
ARTICLE 6
CASINO DEVELOPMENT RESTRICTION ON THIRD PARTIES
     Section 6.01. Casino Development Restriction on Third Parties. So long as Columbia has title to the Shoreside Facilities Sites, the City shall restrict the use of all property in Warren County, Mississippi, that is owned or hereafter acquired by the City and is capable of being used for a riverboat casino operation or riverboat casino support facilities according to the Mississippi Gaming Control Act of 1990, as amended, and the Regulations of the Mississippi Gaming Commission, as amended, including, but not limited to the property which adjoins the water of the Mississippi River or adjoins the water of the Yazoo Diversion Canal, so that such property shall not be used for the development or operation of a new casino or its infrastructure/land-based support facilities as required by the Mississippi Gaming Commission Regulation II.A., Section 3(h), without the prior written approval of Columbia. There is no restriction on the utilization of city-owned or leased property for improvements associated with a particular new riverboat casino operation after that particular new riverboat casino operation has met its infrastructure/land-based obligations pursuant to Mississippi Gaming Commission Regulation II.A., Section 3(h).
     On the Transfer Date, the City shall record in the land registry for Warren County a deed restriction on all property owned by the City in Warren County capable of being used for a riverboat casino operation according to the laws of the state of Mississippi.

     In the event the City acquires additional property after the Transfer Date, capable of being used for a riverboat casino operation according to the laws of the state of Mississippi, the City shall record a similar deed restriction on such property as that referred to above.
     The City agrees, in its municipal capacity and in its capacity as a private landowner, not to sell, abandon or vacate that portion of South Street west of Levee Street and agrees not to permit any other casino operator to use any portion of the riparian rights associated with South Street for a riverboat casino.
     In the event the laws of the state of Mississippi are changed so as to permit land-based casinos and the City has property it intends to sell or lease for a land-based casino operation, Columbia shall be given the first right of refusal to acquire said property at the price and on the terms offered to interested third parties.
ARTICLE 7
TERMINATION FEE
     Section 7.01. Termination Fee. Columbia shall have the right, upon twelve (12) months notice to the City, to permanently cease its casino operations and remove the Riverboat Casino, a substitute riverboat or the Second Riverboat Casino from the Casino Support Facilities.
     Twelve (12) months from the date the City receives Columbia’s notice that it is permanently ceasing its casino operations, the Shoreside Facilities Sites and the Casino Support Facilities (specifically excluding the Hotel, the Hotel Site the Riverboat Casino, Second Riverboat Casino and any substitute riverboat casino and all personal property located on the Shoreside Facilities Sites or in the Casino Support Facilities or in the Hotel or on the Hotel Site, Riverboat Casino, Second Riverboat Casino and any substitute riverboat casino) shall revert to the City, without charge to the City, free and clear of any liens or mortgages.
     At the time of termination, Columbia shall pay the City a termination fee of FOUR HUNDRED FIFTY THOUSAND DOLLARS AND 00/100 ($450,000), as adjusted by the CPI through the year of termination using the Casino Opening Date as the base year, for each year and a prorata amount for any partial year remaining at the time of termination in the period commencing from the Transfer Date to ten (10) years after the Transfer Date. In the event notice is given twelve (12) months prior to the tenth (10th) year after the Transfer Date, no termination fee shall be paid if the termination occurs at the expiration of the tenth (10th) year after the Transfer Date.
     If the termination occurs during the years eleven (11) through fifteen (15) from the Transfer Date, the termination fee shall be FOUR HUNDRED FIFTY THOUSAND DOLLARS AND 00/100 ($450,000), as adjusted by the CPI through the year of termination using the Casino Opening Date as the base year, for each year and a prorata amount for any partial year remaining in the period commencing from year eleven (11) from the Transfer Date to year fifteen (15) from the Transfer Date. In the event notice is given twelve (12) months prior to the fifteenth (15th) year after the Transfer Date, no termination fee shall be paid of the termination occurs at the expiration of the fifteenth (15th) year after the Transfer Date.
     If the termination occurs during the years sixteen (16) through twenty (20) from the Transfer Date, the termination fee shall be FOUR HUNDRED FIFTY THOUSAND DOLLARS AND 00/100 ($450,000), as adjusted by the CPI through the year of termination using the Casino Opening Date as the base year, for each year and a prorata amount for any partial year remaining in the period commencing from year sixteen (16) from the Transfer Date to year twenty (20) from the Transfer Date. In the event notice is given twelve (12 months prior to the twentieth (20th) year after the Transfer Date, no termination fee shall be paid if the termination occurs at the expiration of the twentieth (20th) year after the Transfer Date.
     If the termination occurs during the years twenty-one (21) through twenty-five (25) from the Transfer Date, the termination fee shall be FOUR HUNDRED FIFTY THOUSAND DOLLARS AND 00/100 ($450,000), as adjusted by the CPI through the year of termination using the Casino Opening Date as the base year, for each year and a prorata amount for any partial year remaining in the period commencing from year twenty-one (21) from the Transfer Date to year twenty-five (25) from the Closing. In the event notice is given twelve (12) months prior to the twenty-fifth (25th) year after the Transfer Date, no termination fee shall be paid if the termination occurs at the expiration of the twenty-fifth (25th) year after the Transfer Date.
     If the termination occurs during the years twenty-six (26) through thirty (30) from the Transfer Date, the termination fee shall be FOUR HUNDRED FIFTY THOUSAND DOLLARS AND 00/100 ($450,000), as adjusted by the CPI through the year of termination using the Casino Opening Date as the base year, for each year and a prorata amount for any partial year remaining in the period commencing from year twenty-six (26) from the Transfer Date to year thirty (30) from the Transfer Date. In the event notice is given twelve (12) months prior to the thirtieth (30th) year after the Transfer Date, no termination fee shall be paid if the termination occurs at the expiration of the thirtieth (30th) year after the Transfer Date.
     After Columbia makes the appropriate termination payment and delivers the Casino Support Facilities and Shoreside Facilities Sites to the City, neither party shall have any further obligations or liabilities one to the other pursuant to the provisions of this Agreement, except for the obligations set forth in Sections 1.01.4 and 1.01.5.
     Upon such termination, Columbia shall have the right to remove the Riverboat Casino, any substitute riverboat casino and the Second Riverboat Casino, if any, without any form of compensation to the City other than the termination fee described above, provided, however, if Columbia damages the Casino Support Facilities during such removal process, it shall be obligated to restore the Casino Support Facilities to their existing condition prior to such removal.

     Section 7.02. Permanent Removal of Second Riverboat Casino But First Riverboat Casino Remains in Operation. Columbia shall have the right, at any time after it terminates the lease with the City and commences operation of the Second Riverboat Casino on the Second Riverboat Property, to notify the City that it has elected to permanently cease its Second Riverboat Casino operations. In such event, Columbia shall remove the Second Riverboat Casino from the facilities constructed on the Second Riverboat Property, and the Second Riverboat Property and the improvements thereon shall revert back to the City without charge to the City. Columbia shall have the right to continue its ownership of and use of the remainder of the Shoreside Facilities Sites and Casino Support Facilities for the first Riverboat Casino. In such event, Columbia shall not be obligated to pay a termination fee. In such event, the Fixed Amount and the Percentage Amount shall be calculated on the basis of the Net Revenues generated from the remaining Riverboat Casino.
ARTICLE 8
EMPLOYMENT IN LOCAL COMMUNITY
     Section 8.01. Employment in Local Community. Columbia agrees, in good faith, to seek to employ in its operations, at all levels, individuals living in the City of Vicksburg from the various gender, racial and ethnic backgrounds found in the City of Vicksburg. Columbia also agrees to actively recruit handicapped persons in the City of Vicksburg to be included among its employees. Columbia further agrees, in good faith, to contract with local vendors of various gender, racial and ethnic backgrounds living and doing business in the City of Vicksburg to the extent possible and insofar as service availability, cost competitiveness and service quality will allow. Moreover, Columbia agrees to provide training in the City of Vicksburg for individuals to be employed in Columbia’s Hotel, Casino Support Facilities and Riverboat Casino operations.
ARTICLE 9
CITY’S REVERSIONARY INTEREST
IN SHORESIDE FACILITIES SITES
     Section 9.01. City’s Reversionary Interest. Fee simple title to the Shoreside Facilities Sites and improvements thereon, including all Casino Support Facilities (specifically excluding the Hotel, Hotel Site, the Riverboat Casino, Second Riverboat Casino and any substitute riverboat casino and all personal property located on the Shoreside Facilities Sites or in the Casino Support Facilities or in or on the Hotel, Hotel Site, Riverboat Casino, Second Riverboat Casino and any substitute riverboat casino) shall automatically revert back to the City thirty (30) years from the Transfer Date, unless said property has reverted back to the City prior to such date in accordance with the provisions of this Agreement. Upon the occurrence of the reversion of title to the Shoreside Facilities Sites to the City, Columbia will promptly execute such instruments reasonably requested by the City to evidence that the reversion has, in fact, occurred.
     Section 9.02. Exchange of Deeds. On the Transfer Date, Columbia shall transfer fee simple title to the Shoreside Facilities Sites to the City, and the City shall immediately thereafter transfer fee simple title to the Shoreside Facilities Sites which shall include the thirty (30) year reversion as described in Section 9.01, back to Columbia. The City will promptly execute such instruments reasonably requested by Columbia to ensure that the reversion of the Shoreside Facilities Sites occurs no earlier than thirty (30) years from the Transfer Date, unless said property has reverted back to the City prior to such date in accordance with the provisions of this Agreement.
ARTICLE 10
CLAUSES TO ENSURE MORTGAGE ABILITY
OF THE SHORESIDE FACILITIES SITES
     Section 10.01. Rights to Mortgage Shoreside Facilities Sites. Columbia and its successors in title shall have the absolute and unconditional right to mortgage at any time and from time to time the Shoreside Facilities Sites, without the consent of the City, but any mortgagees’ interest shall be subject to the City’s reversionary interest described in Section 9.01 and elsewhere in this Agreement
     Section 10.02. Estoppel Certificates.
          Section 10.02.1. Rights of Each Party. At any time and from time to time, upon not less than fifteen (15) business days prior written request (an “Estoppel Certificate Request”) by either party to this Agreement (the “Requesting Party”), the other party to this Agreement (the “Certifying Party”) shall execute, acknowledge and deliver to the Requesting Party (or directly to a third party whose name and address are provided by the requesting party (a ‘Third Party”)) up to four (4) original counterparts of an estoppel certificate. An Estoppel Certificate Request shall not be valid unless accompanied by: (a) up to four (4) counterparts of a proposed form of estoppel certificate reflecting present facts and circumstances at the time of the Estoppel Certificate Request; and (b) a certificate by the Requesting Party that to the best of the Requesting Party’s knowledge the proposed form of estoppel certificate is substantially correct and omits no material information required to be disclosed in such estoppel certificate. Any estoppel certificate may be relied upon by any Third Party to whom an estoppel certificate is required to be directed.
          Section 10.02.2. Failure to Execute Estoppel Certificate. If (i) the Requesting Party delivers an Estoppel Certificate Request to the Certifying Party in accordance with the notice provisions of this Agreement and (ii) fifteen (15) business days have elapsed from the effectiveness of such Estoppel Certificate Request and during such period the Certifying Party has failed to execute and deliver to the Requesting Party (or its attorneys or the Third Party(ies)

designated by such Requesting Party) the Requesting Party shall deliver a second written notice to the Certifying Party which states that if the Certifying Party does not respond within ten (10) days, the Certifying Party shall be deemed for all purposes, whether this Agreement has been terminated or is otherwise in full force and effect, to have executed and delivered to the Third Party and the Requesting Party an estoppel certificate, dated as of the effective date of the Estoppel Certificate Request, in the form submitted by the Requesting Party to the Certifying Party.
          Section 10.02.3. Delivery of Estoppel Certificates. Any Requesting Party may request that the Certifying Party execute an undated estoppel certificate; such request shall contain the Requesting Party’s expected date on which the estoppel certificate will be dated. If the Requesting Party makes such request, then in place of delivering the undated estoppel certificate to the Requesting Party or any Third Party, the Certifying Party shall deliver the undated estoppel certificate to the Requesting Party’s escrow agent, who shall hold the undated estoppel certificate in accordance with the following provisions. If the Certifying Party gives notice to the Requesting Party’s escrow agent that the estoppel certificate is no longer correct, then the Requesting Party’s escrow agent shall return the estoppel certificate to the Certifying Party, who shall, within five (5) business days, execute a corrected undated estoppel certificate and redeliver it to the Requesting Party’s escrow agent. At any time when the Requesting Party’s escrow agent is holding an undated estoppel certificate and has not received notice from the Certifying Party that such estoppel certificate is incorrect, the Requesting Party shall be entitled to instruct its escrow agent to date the estoppel certificate as of the then-current date and deliver it to the Requesting Party or a Third Party. The Requesting Party’s escrow agent shall promptly comply with such request. The Requesting Party shall be entitled to designate any title insurance company or abstract company licensed in the state of Mississippi to take the actions to be taken by the Requesting Party’s escrow agent pursuant to this paragraph.
     If requested by the Requesting Party’s escrow agent or such title insurance company or abstract company, the Requesting Party and the Certifying Party shall enter into an escrow agreement, on customary terms, to further implement the provisions of this paragraph.
     Section 10.03. Event of Default.
          Section 10.03.1. Monetary Default. If a monetary default shall occur and the monetary default shall continue for fifteen (15) days after the City has given Columbia notice of such monetary default, specifying in reasonable detail the amount of money required to be paid by Columbia and the nature of such payment.
          Section 10.03.2. Non-Monetary Default. If a non-monetary default shall occur and the non-monetary default shall continue and not be remedied by Columbia within sixty (60) days after the City shall have delivered to Columbia a notice describing the same in reasonable detail, or, in the case of a non-monetary default that cannot with due diligence be cured within sixty (60) days from such notice, if Columbia shall not: (a) within sixty (60) days from the City’s notice advise the City of Columbia’s intention to take all reasonable steps necessary to remedy such non-monetary default; (b) duly commence the cure of such non-monetary default within such period, and then diligently prosecute to completion the remedy of the non-monetary default; and (c) complete such remedy within a reasonable time under the circumstances.
          Section 10.03.3. Remedies. Upon occurrence of a monetary Event of Default, as described in Section 10.03.1, the City may give Columbia notice of intention to obtain the reversion of the Shoreside Facilities Sites to the City at the expiration of twenty (20) days from the date of service of such notice of intention. Upon the expiration of such twenty (20) day period, unless Columbia shall have cured the monetary Event of Default that gave rise to such notice, fee simple title to the Shoreside Facilities Sites and the Casino Support Facilities located on the Shoreside Facilities Sites shall revert to the City and the City shall take possession of the Shoreside Facilities Sites and Casino Support Facilities (specifically excluding the personal property located on the Shoreside Facilities Sites or in the Casino Support Facilities; the Riverboat Casino, the Second Riverboat Casino and any substitute riverboat Casino; and all personal property located on said riverboats), and the City shall be entitled to the termination fee calculated in accordance with Section 7.01 for the remainder of the applicable period. Columbia shall, at its expense, on or before sixty (60) days after the Shoreside Facilities Sites and Casino Support Facilities revert to the City, remove the Riverboat Casino, the Second Riverboat Casino, if any, or any substitute riverboat casino from the Casino Support Facilities and Shoreside Facilities Sites.
     Upon occurrence of a non-monetary Event of Default, as described in Section 10.03.2, the City may give Columbia a notice of intention to obtain the reversion of the Shoreside Facilities Sites to the City at the expiration of thirty (30) days from the date of service of such notice of intention. Upon the expiration of such thirty (30) day period, unless Columbia shall have (i) completely cured the non-monetary Event of Default that gave rise to such notice; or (ii) commenced to cure such non-monetary Event of Default that gave rise to such notice and is diligently pursuing completion of such remedy of the non-monetary Event of Default, fee simple title to the Shoreside Facilities Sites and the Casino Support Facilities located on the Shoreside Facilities shall revert to the City, and the City shall take possession of the Shoreside Facilities Sites and Casino Support Facilities (specifically excluding the personal property located on the Shoreside Facilities Sites or in the Casino Support Facilities; the Riverboat Casino, the Second Riverboat Casino and any substitute riverboat casino; and all personal property located on said riverboats), and the City shall be entitled to the termination fee calculated in accordance with Section 7.01 for the remainder of the applicable period. Columbia shall, at its expense, on or before sixty (60) days after the Shoreside Facilities Sites and Casino Support Facilities revert to the City, remove the Riverboat Casino, the Second Riverboat Casino, if any, or any substitute riverboat casino from the Casino Support Facilities and Shoreside Facilities Sites.
          Section 10.03.4. Pending Dispute Regarding Event of Default. Notwithstanding anything to the contrary in the foregoing remedies provided for the City under this Agreement, if Columbia shall have given the City notice prior to the fee simple title to the Shoreside Facilities

Sites reverting to the City, that Columbia contests the City’s determination that an Event of Default has occurred and specified in detail all reasons for such contest, then the City shall not disturb Columbia’s title or possession of the Shoreside Facilities Sites, Columbia shall be entitled to remain in possession of the Shoreside Facilities Sites, so long as: (a) Columbia continues to pay the City the Fixed Amount and Percentage Amount provided for in this Agreement and continues to perform such other obligations under this Agreement as are not in dispute; and (b) Columbia is prosecuting appropriate judicial proceedings to prevent the Shoreside Facilities Sites from reverting back to the City.
     Section 10.04. In the Event Columbia Temporarily Ceases to Operate the Casino Support Facilities or the Riverboat Casino. It shall not be an Event of Default under this Agreement as it relates to the Shoreside Facilities Sites if Columbia from time to time temporarily ceases operation of the Riverboat Casino or the Second Riverboat Casino, or a substitute riverboat casino or the Casino Support Facilities provided that: (i) Columbia makes, in lieu of the actual Fixed Amount and Percentage Amount due based on the formulas set forth in Section 1.01, a monetary payment to the City for each month said operations are closed equal to the average monthly payment adjusted by the CPI of the Fixed Amount and Percentage Amount paid by Columbia during the twelve (12) month period preceding the closing of the Riverboat Casino or Second Riverboat Casino, or a substitute riverboat casino or the Casino Support Facilities; and (ii) said temporary closure is for a period of twelve (12) consecutive months or less. Columbia shall deliver to the City written notice of any temporary cessation in the operations of the Riverboat Casino or the Second Riverboat Casino, or a substitute riverboat casino or the Casino Support Facilities within fifteen (15) days after such temporary cessation of operations commences and such notice shall contain the reasons for the temporary cessation of operations and the expected reopening date.
     A closure of an area in the Casino Support Facilities or on the Riverboat Casino, Second Riverboat Casino or a substitute riverboat casino for refurbishment or remodeling or change of use shall not constitute a closure for purposes of this Section 10.04, and Columbia shall continue to pay the Fixed Amount and Percentage Amount due in accordance with the formulas set forth in Section 1.01.
     Notwithstanding the above, if the reason the Casino Support Facilities, Riverboat Casino, Second Riverboat Casino or substitute riverboat casino ceases operations is because of an event of Force Majeure or Casualty, the twelve (12) month period shall not apply provided that Columbia recommences operation as soon as such operations can be commenced without jeopardizing said facilities; Columbia’s employees or the public. During the period said facilities are closed because of an event of Force Majeure or Casualty, Columbia shall make the Fixed Amount and Percentage Amount payments described in the first paragraph of this Section.
     Section 10.05. Other Mortgagee Protection Provisions.

          Section 10.05.1. Modifications Required by Mortgagee. If any mortgagee or prospective mortgagee shall require any modification(s) of this Agreement after Closing (including clarifications and supplementations to Mortgagee’s Cure Rights), then the City shall, at Columbia’s request, promptly execute and deliver to Columbia such instruments in recordable form effecting such modification(s) as such mortgagee or prospective mortgagee shall require, provided that such modification(s): (i) do not adversely affect any of the City’s rights or materially increase any of the City’s obligations under this Agreement; (ii) are consistent with the customary requirements of institutional lenders at the time in the state of Mississippi, or are required by banking, insurance or similar laws and regulations; and (iii) can be legally agreed to by the City.
          Section 10.05.2. Initial Notice. If Columbia enters into any mortgage(s), then the mortgagee(s) thereunder shall be entitled to the mortgagee protections provided for under this Agreement only from and after such time as Columbia or such mortgagee has either (or both): (a) given the City notice of the name and address of such mortgagee, accompanied by a copy of the executed mortgage; or (b) recorded or caused to be recorded an instrument giving notice of such mortgage and the name and address of the mortgagee.
          Any mortgagee shall be free to change its name and address from time to time by notice to the City. In the event of a change of name, such notice may be provided either by the original mortgagee or by the mortgagee under its new name, without proof of any kind confirming the change of name. Notice of any change of a mortgagee’s identity or address, or of a transfer of a mortgage, may be made by any means permitted for the original notice of the mortgagee’s original name and address.
          Section 10.05.3. Termination of Mortgagee’s Rights. If a mortgagee is entitled to the mortgagee protections provided for under this Agreement, then such entitlement shall not terminate unless and until such time, if any, as the mortgagee shall have been satisfied and discharged of record.
          Section 10.05.4. Cancellation, Surrender, Amendment, Etc. No voluntary (i) cancellation; (ii) termination; (iii) surrender, acceptance of surrender, (iv) abandonment; (v) amendment; (vi) modification of this Agreement; or (vii) the reversion of the Shoreside Facilities Sites shall occur without the prior consent of such mortgagee.
          Section 10.05.5. Copies of Notices. If the City shall give any notice to Columbia, then the City shall at the same time and by the same means give a copy of such notice to each mortgagee. No notice to Columbia shall be effective unless and until so given to each mortgagee. No Event of Default predicated upon the giving of notice to Columbia shall be deemed to have occurred unless like notice shall have been so given to each mortgagee at the same time and by the same means, which notice shall describe in reasonable detail the alleged Event of Default.

          Section 10.05.6. Columbia’s Cure Period Expiration Notice. If Columbia is in default under this Agreement as it relates to the Shoreside Facilities Sites, and the cure period applicable to Columbia expires without cure of Columbia’s default, then the City shall promptly give notice of such fact to each mortgagee, which notice shall describe in reasonable detail Columbia’s default (a “Columbia Cure Period Expiration Notice”).
          Section 10.05.7. Right to Perform Covenants and Agreements. Any mortgagee shall have the right, but not the obligation to perform any obligation of Columbia under this Agreement and to remedy any default by Columbia. The City shall accept performance by or at the instigation of a mortgagee in fulfillment of Columbia’s obligations, for the account of Columbia and with the same force and effect as if performed by Columbia. No such performance by a mortgagee shall cause such mortgagee to become a “mortgagee in possession” or otherwise cause such mortgagee to be deemed to be in possession of the Shoreside Facilities Sites or bound by this Agreement.
          Section 10.05.8. Transfer of Columbia’s Rights. Columbia may delegate or otherwise transfer to a mortgagee any or all of Columbia’s rights under this Agreement, but no such delegation or transfer shall bind the City unless and until the City shall have received a copy of a written instrument effecting such delegation accompanied by a photocopy of the mortgagee’s fully-executed mortgage. Such delegation or transfer of authority may be effected by the terms of the mortgage itself, in which case service upon the City of an executed counterpart of certified copy of such mortgage, together with a written notice specifying the provisions of such mortgage that delegate or transfer such authority to the mortgagee, shall be sufficient to bind the City to such delegation or transfer of rights.
          Section 10.05.9. Notice of Default and Mortgagee’s Cure Rights. Upon receiving any notice of default, any mortgagees shall have the same cure period granted to Columbia under this Agreement, plus the additional time provided for below, within which to take (if such mortgagee so elects) whichever of the actions set forth below shall apply with respect to the default described in such notice of default (such actions, “Mortgagee’s Cure”; and, a mortgagee’s rights to take such actions, “Mortgagee’s Cure Rights”):
          In the case of a monetary default, or a non-monetary default that a mortgagee is reasonably capable of curing (without obtaining possession of the Shoreside Facilities Sites) within the cure period allowed to Columbia under this Agreement, mortgagee shall be entitled (but not required) to cure such default within a cure period consisting of Columbia’s cure period under this Agreement extended through the date thirty (30) days after such mortgagee shall have received Columbia’s Cure Period Expiration Notice as to such default. If the amount of any monetary default has not been finally determined (for example, if a dispute has arisen between the City and Columbia regarding the proper amount of the Percentage Amount), then in place of curing of such monetary default a mortgagee shall be entitled instead to (a) cure such monetary default to the extent the amount hereof is not in dispute; and (b) undertake in writing that such mortgagee shall cure the remaining disputed portion of such monetary default within thirty (30)

days after the dispute shall have been resolved (and the parties shall then cooperate to resolve such dispute promptly in accordance with this Agreement).
          In the case of any other non-monetary default (other than a non-monetary default that is not reasonably susceptible of being cured by a mortgagee without having possession of the Shoreside Facilities Sites), mortgagee shall be entitled, but not required, to (x) within a period consisting of Columbia’s cure period for the default, extended through the date forty-five (45) days after receipt of Columbia’s Cure Period Expiration Notice as to such default, advise the City of mortgagee’s intention to take all reasonable steps necessary to remedy such non-monetary default; (y) duly commence the cure of such non-monetary default within such extended period, and thereafter diligently prosecute to completion the remedy of such nonmonetary default, subject to events of Force Majeure; and (z) complete such remedy within a reasonable time under the circumstances.
          In the case of a non-monetary default that is not reasonably susceptible of being cured by a mortgagee without obtaining possession of the Shoreside Facilities Sites (including failure to complete the Casino Support Facilities), mortgagee shall be entitled (but not required) to do the following, so long as, with respect to any defaults other than those referred to in this paragraph, such mortgagee has exercised or is exercising the applicable Mortgagee’s Cure Rights as defined above:
          At any time during the cure period (if any) that applies to Columbia, extended through the date forty-five (45) days after such mortgagee’s receipt of the Columbia’s Cure Period Expiration Notice as to such default, or if no cure period applies to Columbia, then within forty-five (45) days after receiving notice of the non-monetary default, mortgagee shall be entitled to institute proceedings, and (subject to any stay in any proceedings involving the bankruptcy, insolvency, or reorganization of Columbia or the like, or any injunction, unless such stay or injunction is lifted), diligently prosecute the same to completion subject to Force Majeure, to obtain possession of the Shoreside Facilities Sites as mortgagee (including possession by the receiver), or acquire the fee simple estate of Columbia subject to the City’s reversionary right by foreclosure proceedings or otherwise, including delivery of an assignment in lieu of foreclosure (the obtaining of such possession or the completion of such acquisition, “Control of the Shoreside Facilities Sites”).
          Upon obtaining Control of the Shoreside Facilities Sites (before or after expiration of any otherwise applicable cure period), mortgagee shall be entitled (but not required) to proceed with reasonable diligence and reasonable continuity to cure such non-monetary defaults as are then reasonably susceptible of being cured by such mortgagee (excluding personal defaults of Columbia, which mortgagee shall not be required to cure), subject to Force Majeure.
          Section 10.05.10. Effect of Cure. A mortgagee shall not be required to continue to exercise Mortgagee’s Cure Rights or otherwise proceed to obtain or to exercise Control of the

Shoreside Facilities Sites if and when the default that such mortgagee was attempting to cure shall have been cured. Upon such cure and the cure of any other defaults in accordance with this Agreement, this Agreement shall continue in full force and effect as if no default(s) had occurred, and Columbia shall retain fee simple title to the Shoreside Facilities Sites subject to the City’s reversionary interest.
          Section 10.05.11. Quiet Enjoyment. So long as the time period for a mortgagee to exercise Mortgagee’s Cure Rights with respect to a non-monetary default by Columbia has not expired (and provided that all monetary defaults are cured within mortgagee’s cure period provided for under this Agreement), the City shall not (i) re-enter the Shoreside Facilities Sites; (ii) serve a notice of election to obtain the fee simple title to the Shoreside Facilities Sites through its reversionary interest; or (iii) bring a proceeding on account of such default to (A) dispossess Columbia and/or other occupants of the Shoreside Facilities Sites; (B) re-enter the Shoreside Facilities Sites; (C) terminate this Agreement; or (D) otherwise exercise any other rights or remedies under this Agreement by reason of such default. Nothing in the mortgagee protections provided for in this Agreement shall be construed to either (i) extend Columbia’s fee simple estate beyond the expiration date provided for in this Agreement (including renewal terms) that would have applied if no default had occurred; or (ii) require any mortgagee to cure any personal default of Columbia, which the mortgagee is not capable of curing.
          Section 10.05.12. Failure by Mortgagee to Cure Events of Default. In the event that a mortgagee fails to cure an Event of Default within the applicable time frames provided for such mortgagee to cure an Event of Default, fee simple title to the Shoreside Facilities Sites and the Casino Support Facilities located on the Shoreside Facilities Sites shall revert to the City and the City shall take possession of the Shoreside Facilities Sites and the Casino Support Facilities (specifically excluding the personal property located on the Shoreside Facilities Sites or in the Casino Support Facilities; the Riverboat Casino, the Second Riverboat Casino and any substitute riverboat casino; and all personal property located on said riverboats); and the City shall be entitled to the termination fee calculated in accordance with Section 7.01 for the remainder of the applicable period from Columbia. Columbia or the mortgagee shall, at its expense, on or before sixty (60) days after the Shoreside Facilities Sites and Casino Support Facilities revert to the City, remove the Riverboat Casino, the Second Riverboat Casino, if any, or any substitute riverboat casino from the Casino Support Facilities and Shoreside Facilities Sites.
          Section 10.05.13. Mortgagee’s Right to Enter the Shoreside Facilities Sites. The City and Columbia authorize each mortgagee to enter the Shoreside Facilities Sites as necessary to effect Mortgagee’s Cure and take any action(s) reasonably necessary to effect Mortgagee’s Cure. A mortgagee’s rights under this paragraph shall not constitute Control of the Shoreside Facilities Sites or otherwise be construed to mean that such mortgagee has possession of the Shoreside Facilities Sites.
          Section 10.05.14. Rights of Mortgagee Upon Acquiring Control. If any mortgagee or a purchaser at a foreclosure sale shall acquire Control of the Shoreside Facilities

Sites and shall cure all monetary defaults and proceed and continue to exercise Mortgagee’s Cure rights, then (i) any personal defaults by Columbia shall no longer be deemed defaults; and (ii) the City shall recognize any purchaser of Columbia’s fee simple estate subject to the City’s reversionary rights pursuant to a foreclosure sale under a mortgage, or any transferee of Columbia’s fee simple estate subject to the City’s reversionary rights under an assignment in lieu of foreclosure, or, if the mortgagee should be such purchaser or assignee, the mortgagee and any assignee of the mortgagee.
          Section 10.05.15. Payments Made by Mortgagee. Any payment made by a mortgagee to the City to cure any claimed default shall be deemed to have been made “under protest” and without prejudice to Columbia or mortgagee’s recovery of such payment if the City’s claim of a default shall be determined to have been erroneous.
     Section 10.06. Prohibition on City Granting Mortgage. The City shall not grant any party a mortgage or security interest in the Shoreside Facilities Sites or the Casino Support Facilities. This provision, however, shall not be interpreted so as to prohibit the City from assigning its right to receive the Fixed Amount and Percentage Amount from Columbia hereunder.
     Section 10.07. Bankruptcy.
          Section 10.07.1. Affecting Columbia. If Columbia (as debtor in possession) or a trustee in bankruptcy for Columbia rejects this Agreement in connection with any proceeding involving Columbia under the United States Bankruptcy Code or any similar state or federal statute for the relief of debtors (a “Bankruptcy Proceeding”), then the City agrees, for the benefit of each and every mortgagee, that such rejection shall be deemed Columbia’s assignment in lieu of foreclosure. Upon such deemed assignment, this Agreement shall not terminate and each mortgagee shall continue to have all the rights of a mortgagee under this Agreement as if the Bankruptcy Proceeding had not occurred, unless such mortgagee shall reject such deemed assignment by written notice to the City within thirty (30) days after receiving written notice of the rejection of this Agreement in Bankruptcy Proceedings. If any court of competent jurisdiction shall determine that this Agreement shall have been terminated notwithstanding the deemed assignment provided for in place of rejection of this Agreement, then Columbia’s mortgagees shall be entitled to a new agreement on the same terms as set forth herein.
          Section 10.07.2. Affecting the City. If the City (as debtor in possession) or a trustee in bankruptcy for the City rejects this Agreement in connection with any Bankruptcy Proceeding involving the City, Columbia’s fee simple estate shall continue unaffected and the City shall only be entitled to its reversionary interest at the end of thirty (30) years from Transfer Date and the amounts specified in Section 1.01 and Section 5.01 any damages arising from such rejection in accordance with applicable law governing the Bankruptcy Proceeding.

     Section 10.08. Default by the City. If the City fails, after Closing, to comply with any or all of the obligations, covenants, warranties or agreements to be performed, honored or observed by the City under and pursuant to the terms and provisions of this Agreement, and such monetary default is not cured within thirty (30) days after notice of such non-monetary default is not cured within ninety (90) days after notice, then Columbia shall have the right to damages, specific performance or any other remedy legally available to Columbia. However, if the breach by the City is non-monetary and is of a nature that it cannot reasonably be remedied or corrected within such ninety (90) day period, then such ninety (90) day period shall be deemed to be extended for such additional period as may reasonably be required to remedy or correct the same if the City promptly commences to remedy the breach upon receipt of Columbia’s notice and continues therewith with due diligence.
ARTICLE 11
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 11.01. Representations and Warranties. The City represents and warrants to Columbia that the following facts and conditions exist and are true as of the Effective Date and shall exist and be true as of the Transfer Date and as of the date of recording of the deeds:
          (a) The City is a municipality duly organized and validly existing in good standing under the laws of the state of Mississippi;
          (b) INTENTIONALLY OMITTED
          (c) This Agreement constitutes, and all documents executed and delivered by the City in connection with the transaction contemplated hereby shall constitute, valid and binding obligations of the City. The execution of this Agreement and all documents and instruments to be delivered by the City in connection with the transactions contemplated herein have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will be in violation of any agreement, contract or other restriction to which the City is a party or is bound;
          (d) Harrah’s has no outstanding obligations, including payment obligations, in connection with Harrah’s acquisition or development of the Property or otherwise under the Master Agreement.
          (e) As of the date hereof, Harrah’s is in full compliance with its obligations under the Master Agreement and the Recorded Documents and there is no state of facts, either with or without the passage of time that would constitute a default thereunder.
          (f) There are no pending eminent domain proceedings or any other governmental action or judicial actions of any kind against the Property, with the exception of the McGuffie Two lot. The City is not negotiating to transfer or sell any portion of its interest in the Property. The Property complies with all current building codes and other City requirements.
          (g) This Master Agreement is unmodified and in full force and effect. Except for documents and other agreements of record between the City and Harrah’s (collectively, the “Recorded Agreements”) and the Master Agreement, there are no written or oral agreements, understandings or ordinances relating to the Property.
          (h) There are no lease, rental, license or other agreements affecting any portion of City Property, except for the agreements with the City merchants to use the City Garages and the agreement with Mississippi River Tours, Inc., which only affect the Second Riverboat Property, and the agreement with the U.S. Army Corps of Engineers regarding maintenance of the floodwall, and no persons or entities are in possession of or have any right to use or occupy any portion of the City Property except for the City and those parties to the above-referenced agreements;
          (i) INTENTIONALLY OMITTED
          (j) INTENTIONALLY OMITTED
          (k) There is no existing or, to the City’s knowledge, pending or threatened condemnation or other similar proceedings affecting any portion of the City Property, or any pending public improvements in, about or otherwise affecting the City Property, except for the improvements described herein, or access to the City Property or which will create additional cost to the owner of the City Property by means of special assessments;
          (l) INTENTIONALLY OMITTED
          (m) INTENTIONALLY OMITTED
          (n) INTENTIONALLY OMITTED
          (o) INTENTIONALLY OMITTED
          (p) The City is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986;
          (q) INTENTIONALLY OMITTED
          (r) The City knows of no facts, nor has the City failed to disclose any facts it is aware of, which would materially adversely affect Columbia’s fee simple estate or prevent Columbia from operating the Hotel, the Casino Support Facilities or the Riverboat Casino. The City is not making any representations as to matters at law;
          (s) INTENTIONALLY OMITTED
          (t) Upon the execution of the Agreement, that prior Master Agreement, dated January 21st, 1993, and all amendments thereto, entered into by and between the City and

Harrah’s shall be of no further force or effect except for definitions, as provided under this Agreement’s Definitions Section
          (u) The City has received no notice that the City Property violates any applicable law, regulation, ordinance code or insurance requirement.
     Section 11.02. Covenants. Commencing on the Effective Date and continuing until the earlier of (i) the date this Agreement is terminated or expires the City:
          (a) INTENTIONALLY OMITTED
          (b) INTENTIONALLY OMITTED
          (c) INTENTIONALLY OMITTED
          (d) INTENTIONALLY OMITTED
          (e) INTENTIONALLY OMITTED
          (f) shall not enter into any contract for an alternative riverboat casino on property owned, leased or controlled by the City as outlined in Article 6 of the Agreement.
          (g) agrees to amend its zoning ordinance to allow a surface parking lot, as opposed to multi-level parking decks, to be in the historic/downtown district.
          (h) agrees to convey parcel 60 for parcel 21, subject to the City’s reversionary interest in the Shoreside Facilities Sites, as defined in Article 9, and which is deemed to be fair market value under Section 57-7-1 of the Mississippi Code. The City shall be responsible for executing all documents necessary to complete this swap.
          (i) agrees to close that portion of South Street that is owned on both sides by Columbia, provided that the City retains access to the floodgates and any utilities within that portion of South Street.
     Section 11.03. Survival of Representations, Warranties, and Covenants. All of the City’s representations, warranties and covenants shall survive the Transfer. In the event any of the City’s representations, warranties or covenants hereunder are determined to be materially false or misleading prior to the Transfer, Columbia shall have the option of (i) waiving such failure and proceeding to the Transfer subject thereto or (ii) declaring this Agreement to be in default and exercising the right to damages, specific performance or any other legally available remedy, including, but not limited to, the right to terminate this Agreement without a termination fee. In the event any of the City’s representations, warranties or covenants are determined to be materially false or misleading after Transfer and Columbia suffers damages, Columbia shall be entitled to damages, specific performance or any other remedy legally available to Columbia.

     Section 11.04. Columbia’s Representations and Warranties. Columbia represents and warrants to the City that the following facts and conditions exist and are true as of the date hereof and shall exist and be true as of the date of Transfer and as of the date of recording of the deeds:
          (a) Columbia is a Mississippi limited liability company duly organized and validly existing in good standing under the laws of the state of Mississippi and authorized to do business in Mississippi;
          (b) This Agreement constitutes, and all documents executed and delivered by Columbia in connection with the transaction contemplated hereby shall constitute, valid and binding obligations of Columbia. The execution of this Agreement and all documents and instruments to be delivered by Columbia in connection with the transactions contemplated herein has been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will be in violation of any agreement, contract or other restriction to which Columbia is a party or is bound.
          (c) The Guaranty of CSC constitutes a binding obligation of Columbia Properties Vicksburg, LLC. Execution of said guaranty has been duly authorized and does not violate any agreements, contracts, or other restrictions to which CSC is a party or bound.
ARTICLE 12
MISCELLANEOUS
     Section 12.01. Execution by Both Parties. This Agreement shall not become effective and binding until fully executed and delivered by Columbia and the City (“Effective Date”).
     Section 12.02. Captions. The captions employed in this Agreement are for convenience only and are not intended to in any way limit or amplify the terms and provisions of this Agreement.
     Section 12.03. Entire Agreement. This Agreement contains the complete agreement between the parties and cannot be varied or waived except by the written agreement of the parties. The parties agree that said agreement constitutes the entire agreement between the parties and no other oral agreements, understandings, representations or warranties prior to or contemporaneous with said agreement shall be effective, except as expressly set forth or incorporated herein.
     Any portion of said agreement not otherwise consummated at the Transfer shall survive the Closing of this transaction as continuing agreement between the parties.
     Section 12.04. Successors and Assigns. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives to the same extent as if specified at length throughout this Agreement.
     This Agreement may be assigned from time to time by Columbia upon written notice to the City, to any parent, subsidiary or affiliate of Columbia, or its successor corporation, provided that such assignee agrees to be bound by the terms and conditions of this Agreement. Upon assignment, Columbia shall be released from all obligations and liabilities hereunder. The acquisition of Columbia or its parent company by a third party shall not constitute an assignment of this Agreement by Columbia, and this Agreement shall remain in full force and effect between Columbia and the City.
     In addition, Columbia shall have the right, upon written notice to the City, to assign this Agreement to a third party, provided that such third party’s performance under this Agreement continues to be guaranteed by Columbia Sussex Corporation, Inc., its successor corporation or corporation with a net worth of at least TWENTY MILLION DOLLARS and 00/100 ($20,000,000).
     The City shall not assign this Agreement. The City shall have the right to assign the proceeds derived pursuant to this Agreement to third parties.
     Section 12.05. Sale of Fee Simple Title. The limitations on assignability of this Agreement set forth in Section 12.04 shall not in any manner limit Columbia’s right to sell the Hotel or Hotel Site to a third party after the Hotel is substantially completed and opens to the public and commences doing business. Furthermore, Columbia shall have the right to sell its fee simple title to the Shoreside Facilities Sites and the Casino Support Facilities subject to the City’s reversionary interest after the Casino Support Facilities are substantially completed and open to the public for business.
     Any third party purchaser of the Hotel, the Hotel Site, the Shoreside Facilities Sites or the Casino Support Facilities shall be subject to the terms and conditions contained in this Agreement.
     Section 12.06. Gender and Number. The plural shall include the singular and the singular, the plural, wherever the context so permits; the masculine shall include the feminine and the neuter; the feminine, the masculine and the neuter, and the neuter, the masculine and the feminine.
     Section 12.07. Attorneys’ Fees and Other Costs. The parties to this Agreement shall bear their own attorneys’ fees in relation to negotiating and drafting this Agreement. Should Columbia or the City engage in litigation to enforce their respective rights pursuant to this Agreement, the prevailing party shall have the right to indemnity by the non-prevailing party for an amount equal to the prevailing party’s reasonable attorneys’ fees, court costs and expenses arising therefrom.

     Section 12.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Mississippi, without giving effect to any conflicts of laws.
     Columbia and the City agree that the venue for any dispute shall be in the Southern Federal District Court of Mississippi. If federal court jurisdiction is not available, the venue for any dispute shall be Warren County, Mississippi.
     Section 12.09. Notices. All notices required, permitted, or given pursuant to the provisions of this Agreement shall be in writing, and either (i) hand-delivered; (ii) delivered by certified mail, postage prepaid, return receipt requested; (iii) delivered by an overnight delivery service; or (iv) delivered by facsimile machine followed within twenty-four (24) hours by delivery under options (i), (ii) or (iii), addressed as follows:

If to City:	City of Vicksburg
1401 Walnut Street Vicksburg, MS 39180
Attn: City Clerk
Facsimile Number: (601) 634-4565

with a copy to:

City of Vicksburg Legal Department
1401 Walnut Street
Vicksburg, MS 39180

Facsimile Number: (601) 634-6232

If to Columbia:	Columbia Properties Vicksburg LLC,
a Mississippi limited liability company
207 Grandview Drive
Fort Mitchell, KY 41017
Attn: Joseph A. Yung
Facsimile Number: (859) 578-1190

with a copy to:

Balch & Bingham LLP
401 East Capitol Street

Suite 200
Jackson, MS 39201
Attn: Scott E. Andress
Facsimile No. (601) 961-4466
     Notices shall be deemed delivered (i) on the date that is five (5) calendar days after the notice is deposited in the U.S. mail (not counting the mailing date), if sent by certified mail; (ii) on the date the hand-delivery is made, if hand-delivered; (iii) on the date the transmission is made, if delivered by facsimile machine; or (iv) on the next business day following the service, if delivered by an overnight delivery service. The addresses given above may be changed by any party by notice given in the manner provided herein.
     Section 12.10. Period of Time. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the state of Mississippi, then in such event, said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.
     Section 12.11. Preparation of Agreement. This Agreement shall not be construed more strongly against either party regardless of who is responsible for it preparation.
     Section 12.12. Exhibits. All exhibits attached hereto are incorporated herein by reference and made a part hereof as if fully rewritten or reproduced herein.
     Section 12.13. Further Agreements. The City and Columbia agree to execute, acknowledge, and deliver, or cause to be delivered, any and all such conveyances, assignments, confirmations, satisfactions, releases, instruments of further assurance, approvals, consents and such other instruments and documents as may be reasonably necessary to carry out the intent and purpose of this Agreement and in transactions contemplated hereby.
     Section 12.14. No personal Liability. Neither the shareholders, officers, directors, agents or employees of Columbia, nor the officers, employees, agents or representatives of the City shall be personally or individually liable under this Agreement.
     Section 12.15. Agreement to Cooperate. The City agrees, at Columbia’s expense (i) to fully cooperate with Columbia in connection with Columbia’s obtaining all necessary regulatory approvals, permits and licenses for Columbia to develop the Hotel, the Casino Support Facilities and the Riverboat Casino; and (ii) that it will join in any applications made by Columbia for such approvals, permits and licenses if Columbia deems such action would expedite the approval process.
     Section 12.16. INTENTIONALLY OMITTED

     Section 12.17. Authority to Execute. The City and Columbia represent and warrant to each other that their respective entities have full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish the other evidence of such authority.
     Section 12.18. Force Majeure. An event of force majeure shall include, but not be limited to, acts of war, insurrection, civil strife and commotion, labor unrest, acts of God or the discovery of Hazardous Chemicals (“Force Majeure”).
     Upon the occurrence of an event of Force Majeure, Columbia may cease operation of all or part of its development efforts, recommencing such development efforts when Columbia deems, in the reasonable exercise of its discretion, that such may be done without jeopardy to the development, its employees or the public. It is further understood and agreed that with respect to any obligation to be performed by Columbia or the City, such party shall in no event be liable for failure so to do when prevented by an event of Force Majeure. The time within which such obligation shall be performed shall be extended for a period of time equivalent to the delay from such event of Force Majeure.
     Section 12.19. City as Landowner. Columbia acknowledges that the City is a governmental entity, a municipality, subject to laws that do not apply to private landowners. In addition, the City as a municipality has certain governmental functions which it cannot obligate, agree in advance how it will exercise those functions and cannot contract regarding the exercise of its governmental functions. In recognition of the City’s status as a municipality, it is agreed that nothing in this Agreement shall be deemed to require the City to do anything which is in violation of applicable law or becomes prohibitive by applicable law regarding municipalities.
     Any covenant, agreement or provision in this Agreement is subject to and limited by applicable state and federal law regulating municipalities. Any agreement or covenants of approval, or condition on the City shall never be treated as obligating the City in its governmental capacity as a municipality or to obligate the City to adopt any codes, ordinances or make any governmental decisions but are only intended to apply to the City to the extent that those requirements would apply to a private non-governmental landowner, except where it is expressly provided herein that the City is specifically taking the specified action in its governmental capacity.
     Section 12.20. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     Section 12.21. Recording Fees. All recording fees associated with the Agreement will be the responsibility of Columbia.

     Section 12.22. Rule Against Perpetuities. If the rule against perpetuities or any rule of law with respect to restrictions on the alienation of property or any other rule of law shall limit the time when any event contemplated by the Agreement may occur, the happening of such event shall not be impaired within any period permitted by such rule. Such period with respect to the rule against perpetuities shall expire upon the expiration of twenty (20) years after the death of the last survivor of the following persons:
Jennifer Ann Thomas of Memphis, Tennessee
Justin Robert Wright of Memphis, Tennessee
Kelsey Alexandra Wright of Memphis, Tennessee
Thomas Justin Bayless of Memphis, Tennessee
Nathan Wiley Reynolds of Memphis, Tennessee
The intent of this provision is to allow to the maximum extent permissible by an applicable rule of law the occurrence of any event contemplated by this Agreement.

Witness Our Signatures on the date herein below.
This the 24th day of October, 2003.

The Mayor and Aldermen of
The City of Vicksburg, MS

/s/ Laurence E. Leyens

By:	Laurence E. Leyens,
Mayor
Attest:
/s/ [ILLEGIBLE]
     City Clerk
This the 22nd day of October, 2003.

Columbia Properties, Vicksburg, LLC

/s/ William J. Yung

By:	William J. Yung
President

STATE OF KENTUCKY	)
)ss.
COUNTY OF KENTON	)
     Personally appeared before me, the undersigned authority in and for the said county and state, on this 22nd day of October, 2003, within my jurisdiction, the within named Willims J. Yung who acknowledged that he is the president of Columbia Properties Vicksburg, L.L.C., a Mississipi limited liability company, and that for and on behalf of the said limited liability company, and as its act and deed, he executed the above and foregoing instrument, after first having been duly authorized by said limited liability company so to do.

/s/ [ILLEGIBLE]

NOTARY PUBLIC
My Commission Expires:

MICHELLE STALLMEYER

[ILLEGIBLE]

/s/ Michelle Stallmeyer Signature

State Of Mississippi
County of Warren
     On this 24th day of October, 2003, personally appeared before me, a notary public in and for said County and State, Lawrence Leyens, known to me to be the Mayor of the City of Vicksburg, Mississippi and upon oath did depose that he is the Mayor of said City, that the signature to said instrument was made by him as Mayor of said City, and that the City executed the said instrument freely and voluntarily and for the uses and purposes therein mentioned.

/s/ Barbara Jean Luke

Notary Public
My Commission Expires: July 11, 2007